As filed with the Securities and Exchange Commission on April 30, 2001
                                                      Registration No. 333-57172
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM S-3/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                        BEI MEDICAL SYSTEMS COMPANY, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                             3823
(State or other jurisdiction of                     (Primary standard industrial
incorporation or organization)                       classification code number)

                                   71-0455756
                                (I.R.S. employer
                               identification no.)

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                               100 Hollister Road
                               Teterboro, NJ 07608
                                 (201) 727-4900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                            Richard W. Turner, Ph.D.
                      President and Chief Executive Officer
                        BEI Medical Systems Company, Inc.
                               100 Hollister Road
                               Teterboro, NJ 07608
                                 (201) 727-4900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

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                                   Copies to:

                             Christopher A. Westover
                             Laura Randall Woodhead
                                  Jason Throne
                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                             San Francisco, CA 94111
                                 (415) 693-2000

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        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8 (a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                                (April 30, 2001)

                        BEI MEDICAL SYSTEMS COMPANY, INC.

                                2,228,970 Shares

                                  Common Stock

The Selling Stockholders:        The selling stockholders identified in this
                                 prospectus are selling up to 2,228,970 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Offering Price:                  The selling stockholders may sell the shares of
                                 common stock described in this prospectus in a number of different ways and at varying prices.
                                 We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 13.

Trading Market:                  Our common stock is listed on the Nasdaq
                                 National Market under the symbol "BMED". On
                                 April 14, 2001, the closing sale price of our common stock, as reported on the Nasdaq
                                 National Market, was $3.72.

Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

                               ------------------

      The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                    The date of this prospectus is ___, 2001

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, which include statements based on our current expectations, assumptions, estimates and projections about our company and our industry, including statements: with respect to timely development; acceptance and pricing of our Hydro ThermAblater or HTA; whether the HTA proves to be safe and effective in U.S. and international clinical trials under applicable regulatory guidelines; the impact of competitive products and pricing and general economic conditions as they effect our customers. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Risk Factors" in our annual report on Form 10-K for the year ended September 30, 2000 and the similarly captioned sections in the documents identified under the caption "Incorporation by Reference" describe or will describe some, but not necessarily all, of the factors that could cause these differences. We urge you to read those sections carefully. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               PROSPECTUS SUMMARY

      The following is a summary of our business. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you. You should read this prospectus carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus and the documents identified under the caption "Where You Can Find More Information" in this prospectus for more information about our business and the risks involved in investing in our stock.

      We were incorporated in Delaware in August 1974, changed our name to BEI Electronics, Inc. in August 1976 and on November 4, 1997 changed our name to BEI Medical Systems, Inc. References in the prospectus to "BEI," "we," "our," "us," and the "company" refer to BEI Medical Systems, Inc., a Delaware corporation. Our principal executive offices are located at 100 Hollister Road, Teterboro, NJ 07608, and our telephone number is (201) 727-4900.

      BEI Medical Systems(R), the BEI Medical Systems logo, Hydro
ThermAblator(R) and HTA(R) are registered trademarks of BEI Medical Systems, Inc. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                  Our Business

Overview

      On December 8, 1999, we completed the sale of a substantial portion of our assets to CooperSurgical Acquisition Corp. The assets sold constituted a business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for minimally invasive diagnostic and therapeutic procedures in the medical fields of gynecology and gastroenterology referred to as our "base business." During the fiscal year ended October 2, 1999, approximately 96.8% of our revenue were derived from sales of products from our base business. In consideration for the assets of our base business, we received $10.3 million in cash, and CooperSurgical assumed some of our liabilities and contracts and waived up to $100,000 in future royalty payments that we might have otherwise owed to them. In addition, until December 8, 2004, we have agreed not to engage in any business that competes with any of the products sold to CooperSurgical.

      Following the asset sale, we are focusing on developing and commercializing a new therapeutic system, the Hydro ThermAblator(R), or HTA(R), for treatment of menorrhagia or dysfunctional uterine bleeding. We completed 12-month post-treatment follow-up examinations in August 2000 and submitted the results to the U.S. Food and

Drug Administration, or FDA, in September 2000 as the final portion of the modular application for premarket approval seeking FDA authorization to market the HTA in the United States. On April 20, 2001, we received approval from the FDA to market the HTA in the United States. This approval is subject to standard FDA conditions, including labeling and advertising requirements, expiration dating, use by physicians trained in diagnostic hysteroscopy, and three years follow-up of pivotal study patients.

Recent Private Placement

      On February 14, 2001, we issued 1,114,485 shares of Series A convertible preferred stock for an aggregate purchase price of $4,179,319 in a private placement to accredited investors. The shares of Series A convertible preferred stock are convertible at any time into an aggregate of 2,228,970 shares of our common stock at an initial conversion price of $1.875 per share. The initial conversion price will be adjusted for stock splits, combinations, certain dividends and distributions and other similar events and could also be adjusted on a weighted average basis in the event we issue additional securities at a per share price below $1.875.

                                  RISK FACTORS

      You should carefully consider the risks described below, as well as the risks identified in our other filings with the SEC, before acquiring our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

We have a history of operating losses and anticipate future losses and we may never be profitable.

      Historically, we have incurred significant losses in our medical device business and we expect to incur increasing and significant losses in the future for at least the next two or three years as we expend substantial resources:

      o     for expansion of marketing and sales activities;

      o     for research and development;

      o     for start-up manufacturing costs; and

      o     in support of regulatory and reimbursement approvals;

      If we are able to commercialize the HTA, we cannot guarantee we will achieve significant revenues from either international or domestic sales of the HTA. In addition, we cannot assure you that we will achieve or sustain profitability in the future. In the event we are unable to achieve profitability or secure additional sources of capital, our ability to continue as a going concern may be severely impaired.

We have a limited operating history on which you can base an evaluation of our business and prospects.

      We have only a limited medical device operating history on which you can base an evaluation of our business and prospects. As an early stage medical device company, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. We cannot be certain that we will be able to overcome the risks and difficulties that we face and successfully compete with other medical device companies that have competing products or treatments.

We may not be able to commercialize the HTA profitably.


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

      Our ability to successfully commercialize the HTA will depend upon, among other factors, acceptance by the medical community of the HTA. We believe that physicians will not use the HTA unless they determine, based on clinical data and other factors, that the HTA:

      o is an attractive safe treatment alternative for dysfunctional menstrual bleeding;

      o     offers clinical utility in a cost-effective manner; and

      o     does not require extensive training prior to use.

      Even though we have received approval from the FDA to market the HTA in the United States, we cannot guarantee that the HTA will be competitive with respect to these factors or that it will gain any significant degree of market acceptance among physicians, patients and healthcare payors. We believe that recommendations and endorsements by physicians will be essential for market acceptance of the HTA and we cannot be certain that any such recommendations or endorsements will be obtained. If we fail to achieve significant market acceptance of the HTA, our business, financial condition and results of operations will suffer.

Our business is regulated by the government. We cannot guarantee that we will obtain regulatory approvals to commercialize the HTA or other products that we may develop.

      Our products are medical devices subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, under the Federal Food, Drug, and Cosmetic Act. Each medical device that we wish to commercially distribute in the U.S. will likely require FDA to grant either 510(k) clearance or premarket application approval, or PMA approval, prior to marketing. The FDA's 510(k) clearance pathway usually takes from four to 12 months, but it can last longer. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. We recently received PMA approval of the HTA for treatment of menorrhagia or dysfunctional uterine bleeding. A new PMA or PMA supplement will be required in the event of a modification to the HTA, its labeling or its manufacturing process that affects safety or effectiveness. We cannot guarantee that such approvals will be granted in a timely fashion or at all.

      After a device such as the HTA is placed on the market, numerous regulatory requirements apply. These include: the Quality System Regulation, or QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA's general prohibition against promoting products for unapproved or "off-label" uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

      We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. Noncompliance can result in enforcement action which may include warning letters, recalling products, ceasing product marketing, paying significant fines and penalties, and similar FDA actions which could limit product sales, delay or halt product shipment, delay new product clearance or approvals, and adversely affect our profitability. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition, and results of operations.

If we fail to obtain the capital necessary to fund our operations, we will be unable to complete the development and commercialization of the HTA.

      Our capital requirements to complete the development and commercialization of the HTA depend on numerous factors including:

      o the resources required to initiate commercialization of the HTA in the United States; and

      o     the extent to which the HTA gains market acceptance and sales.

      We believe that our existing cash balances will provide adequate funding to meet our minimum capital requirements into the fourth quarter of calendar 2001. However, this plan does not provide for the investment in sales and marketing activities that we believe will be required to successfully commercialize the HTA. We intend to raise additional capital to fund operations beyond that period. We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to scale back our operations, research, marketing or sales efforts or obtain funds through arrangements with collaborative partners or others that may require us to license or relinquish rights to technologies or products. If we raise additional funds by issuing equity securities, further dilution to our stockholders may result, and new investors could have rights superior to existing stockholders.

Our revenues are dependent upon a single product. If we are unable to commercialize the HTA profitably, we may not have any other source of revenue and our business will fail.

      We are dependent on a single product, the HTA, to achieve commercial success and generate sufficient future revenues and profits to fulfill capital needs. We cannot guarantee you that the HTA will achieve commercial acceptance. We do not have an alternative source of revenue or profits to meet capital needs in the event the HTA does not achieve commercial acceptance.

We have no manufacturing experience and will rely on contract manufacturers. If we are unable to successfully manufacture our HTA in commercial quantities, we may not be able to generate revenue and become profitable.

      We have no experience in managing the manufacture and assembly of the HTA in commercial quantities and we rely on third party contract manufacturers to manufacture the HTA and its disposable components. In order to commercialize the HTA successfully, we must manufacture or assemble the HTA through third parties in accordance with FDA requirements in commercial quantities, at high quality levels and at commercially reasonable costs. In addition, the third party manufacturers are responsible for registering and maintaining their own facility regulatory and compliance approvals. Any regulatory or compliance actions against a third party vendor by either the FDA or any other regulatory body could affect the third party vendor's ability to supply us, which in turn could harm our business. The HTA has not yet been manufactured in commercial quantities at commercially reasonable costs, and we cannot guarantee you that it will be. As a result, we cannot be certain that we will not encounter difficulties in scaling up manufacturing, including problems involving:

      o     production yields;

      o     quality control;

      o     component supply; and

      o     shortages of qualified manufacturing personnel.

      In addition, we cannot be certain that we will be able to enter into satisfactory agreements with third party manufacturers to manufacture the HTA. If we fail to enter into agreements with third-party manufacturers on reasonable terms, if at all, or if we are unable to produce the HTA in commercial quantities at high quality levels and at commercially reasonable prices our business, financial condition and results of operations will suffer.

We rely on single-source suppliers for a number of the HTA's components and if we are unable to obtain components we would be harmed and our operating results would suffer.

      We currently depend on single-source vendors for a number of the HTA's significant components. Because the HTA has not yet been manufactured in commercial quantities, we cannot be certain that our current vendors of these components will be able or willing to meet our future demands. Establishing additional sources of supply for these components could take a substantial amount of time and expense. If we have to switch to a replacement vendor, the manufacture and delivery of our HTA could be interrupted for an extended period. Although we will try to maintain sufficient quantities of inventory of such components to minimize production delays or interruptions, we cannot guarantee you that we will find suitable alternatives at reasonable prices, if at all, or that any such alternatives will remain available to us. If we are not able to obtain acceptable suppliers of components in a timely manner or to find and maintain suitable replacement suppliers of components, our business, financial condition and results of operations will suffer.

We have limited sales experience. If we fail to establish marketing and direct sales capabilities sufficient to support commercial sales of the HTA, our business will suffer.

      We have no direct international or domestic field sales force, and have only a limited number of relationships with international distributors to market the HTA. We have been limited to marketing of the HTA internationally with a group of specialty distributors in selected international markets. We cannot guarantee you that we will be successful in establishing additional partnership relationships on commercially reasonable terms, if at all. Achieving market acceptance for the HTA will require us to establish additional marketing and direct sales capability sufficient to support sales in commercial quantities. Establishing such capability will require significant financial and human resources. We cannot be certain that we will be able to recruit and retain additional qualified marketing or sales personnel or that our future sales efforts will be successful. If we fail to establish and maintain an effective distribution channel for the HTA or to establish and retain qualified and effective sales personnel to support commercial sales of the HTA, our business, financial condition and results of operations will suffer.

Risks associated with international sales may harm our business.

      All of our sales to date of the HTA have been made internationally through a limited network of distributors. Our international sales are dependent upon the marketing efforts of, and sales by, these distributors. We may also rely on these distributors to assist us in obtaining reimbursement approvals from both government and private insurers in certain international markets. In general, we have chosen to operate through small distribution firms because of the belief that these firms will devote greater attention to the HTA. However, the use of small distributors increases the risks associated with financial instability of distributors, which includes the risk that distributors will cease operations or will be unable to satisfy financial obligations to us. If a distributor were to fail to invest adequate capital promoting the HTA or were to cease operation, we would likely be unable to achieve significant revenues in the territory. In addition, because we have limited resources directed at supporting international sales, we have only limited sell through with many of our distributors. We also do not currently have distributors in a number of significant international markets that we have targeted and will need to establish additional international distribution relationships. We cannot be certain that we will engage qualified distributors on commercially reasonable terms in a timely manner. If we fail to engage distributors or if the distributors fail to achieve significant revenues from sales of the HTA, our business, financial condition and results of operations would be harmed. In addition, our international revenues and operations may be limited or disrupted by:

      o     government and regulatory controls;

      o     export license requirements;

      o     political instability;

      o     trade restrictions;

      o     changes in tariffs and other local taxes;

      o     difficulties in managing international operations;

      o     fluctuations in foreign currency exchange rates; and

      o     freight and transportation costs.

      We cannot guarantee you that we will be able to successfully commercialize the HTA in any international market.

We may be unable to adequately protect or enforce our intellectual property rights or secure rights to third-party patents.

      Our ability to compete effectively will depend substantially on our ability to develop and maintain the proprietary aspects of our technology. We cannot be certain that any of our issued patents, or any future patents that may be issued, will offer any degree of protection to the HTA against competitive products. Further, we cannot be certain that any patents that may be issued or licensed to us or any of our patent applications will not be challenged, invalidated or circumvented in the future. In addition, we cannot assure you that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell the HTA either in the United States or in international markets.

      The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property disputes, and some companies in the industry have employed intellectual property litigation to gain a competitive advantage. We cannot assure you that we will not in the future become subject to patent infringement claims and litigation or interference or other proceedings in the United States Patent Office or USPTO. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued or licensed to us, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

      Any litigation or USPTO proceedings involving us will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or USPTO proceedings to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Although some patent and intellectual property disputes in the medical device area have been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include substantial ongoing royalties. Furthermore, we cannot be certain that necessary licenses would be available to us on satisfactory terms, if at all. If we are subjected to an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses, we could be prevented from manufacturing and selling the HTA, which would harm our business, financial condition and results of operations.

      In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to an individual by us during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties or utilized by the individual, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to us shall be the exclusive property of BEI. We cannot guarantee you that our proprietary information will not be misused or confidentiality agreements with employees, consultants and others will not be breached, that we will become aware of such breach or will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We are subject to uncertainties regarding health care reimbursement and reform. If patients are not reimbursed by third parties for the cost of the diagnostic or therapeutic procedure in which the HTA is used or there are adverse changes in government and private third party payors' policies toward reimbursement for such procedures, our business will be harmed.

      Our ability to commercialize the HTA in the United States depends in part on the extent to which patients are reimbursed by governmental agencies, private health insurers and other organizations, such as health maintenance organizations, for the cost of such treatments. Although reimbursement for diagnostic and therapeutic procedures to treat uterine disorders such as menorrhagia, or dysfunctional uterine bleeding and fibroid treatment have generally been available in the United States, we cannot guarantee you that it will continue to be the case or that the fees currently allowed for these procedures will not be reduced. Our business could also be harmed by changes in reimbursement policies of government or private healthcare payors, particularly to the extent that any such changes affect reimbursement for diagnostic or therapeutic procedures in which the HTA is used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from healthcare payors for procedures in which the HTA is used, or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures, could harm our business, financial condition and results of operations.

      Market acceptance of the HTA in international markets may be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored and private healthcare insurance. Although we will seek international reimbursement approvals, obtaining such approvals can require 12 to 18 months or longer and we cannot be certain that any such approvals will be obtained in a timely manner, that we will obtain sufficient reimbursement, or that we will obtain any reimbursement at all. The failure to receive additional international reimbursement approvals would have a significant effect the market acceptance of the HTA in the international markets in which we are seeking approvals and could harm our business, financial condition and results of operations.

      We expect that there will be continued pressure on cost-containment throughout the United States healthcare system. Reforms may include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the healthcare delivery system. We anticipate that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

We face intense competition in our industry, and if our competitors develop new technologies or products that are more effective than ours, our opportunity to commercialize the HTA will be reduced or eliminated.


      Competition in the treatment of dysfunctional menstrual bleeding is intense and is accentuated by the rapid pace of technological development. Research and development of products or treatments by others may result in breakthroughs, which render the HTA obsolete even before we generate revenue. There are other products that have received regulatory approvals that will compete with the HTA and many of our competitors have significantly greater resources than we do. One of the principal competitors for our HTA is Gynecare, a subsidiary of Ethicon, Inc./Johnson & Johnson, whose ThermaChoice balloon, a device for endometrial ablation, was cleared to be marketed in the United States by the FDA in December 1997. In addition, Her Option, a product of CryoGen, which is a cryogenic probe that creates an iceball within the uterus, was approved by the FDA in April 2001.


      Other products of principal competitors that we believe are currently undergoing clinical trials in the United States include:

      o NovaSure, a product of Novacept, which utilizes a bipolar electrosurgical probe that incorporates an expandable conductive mesh that is brought into contact with the lining of the uterus through the application of suction; and

      o MEA, a product of Microsulis PLC, which employs a hand-held applicator to apply low power microwaves to the uterine cavity.

      Other competitive technologies that are being sold internationally but not domestically include:

      o Cavaterm, a product of Wallsten Medical SA, which is a hand held balloon similar to that of the ThermaChoice balloon; and

      o Gynelase, a product of Sharplan, which is a diode laser thermal therapy device.

      Other large healthcare companies may enter the market in the future. Competing companies may succeed in developing technologies and products that are efficacious or more cost effective than the HTA. We cannot guarantee you that these companies will not succeed in developing technologies and products that are more effective than the HTA or that would render our technologies or HTA obsolete or not competitive. We expect competition for devices and service to treat dysfunctional menstrual bleeding to increase. Such competition could harm our business, financial condition and results of operations.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of the HTA or other products that we may develop.

      We face an inherent business risk of financial exposure to product liability claims in the event that the use of the HTA or other products we may develop results in personal injury. The HTA is complex and will be used in medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit the commercialization of the HTA or other products we may develop. We currently maintain product liability insurance with coverage limits of $10,000,000 per occurrence and in the aggregate. We cannot predict, however, whether such insurance is sufficient, or if not, whether we will be able to obtain such insurance as is sufficient, to cover the risks associated with our business or whether such insurance will be available at premiums that are commercially reasonable. A successful claim against or settlement by BEI in excess of its insurance coverage or our inability to maintain insurance in the future could harm our business, financial condition and results of operations.

Our operating results may fluctuate, and failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price.

      We expect that our operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, many of which are outside our control. Some of these factors include:

      o     actions relating to reimbursement and regulatory matters;

      o     the extent to which the HTA gains market acceptance;

      o timing of regulatory approval, if any, of competitive products and the rate of market penetration of competing products; and

      o     timing of regulatory approvals.

We rely on the expertise of key personnel. If any of these individuals leave, our operations could suffer.

      We are dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees would harm our business, financial condition and results of operations. Our ability to manage our transition to commercial-scale operations, and hence our success, will depend on the efforts of these individuals. Our success will also depend on our ability to attract and retain additional highly qualified management and technical personnel. We face intense competition for qualified personnel, and we cannot guarantee that we will be able to attract and retain such personnel. We do not currently have key person insurance on the life of any employee.

We are subject to significant amount of control by our existing stockholders and management and thus investors will have less influence on our stockholder decisions.

      Our directors, officers and their affiliates beneficially own approximately 33.3% of the outstanding common stock (assuming exercise of vested stock options) as of March 1, 2001. As a result of such common stock ownership, our directors, officers and their affiliates, if they voted together, would be able to exercise significant influence over the election of members of our Board of Directors and other corporate actions requiring stockholder approval.

We have adopted several antitakeover measures that may deter, delay or prevent change of control or other transactions that could be beneficial to our stockholders.

      We have taken a number of actions that could have the effect of discouraging a takeover attempt that might be beneficial to our stockholders who wish to receive a premium for their shares from a potential bidder. For example, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the Delaware Law, and our Certificate of Incorporation contains a fair price provision, the combined effect of which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 and the fair price provision could have the effect of delaying or preventing a change of control of BEI. In addition, we have adopted a Stockholder Rights Plan that would cause substantial dilution to a person who attempts to acquire us on terms not approved by our Board of Directors. In addition, our Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Any such preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of common stock. The Board of Directors has no present intention of issuing any additional shares of preferred stock (1,114,485 shares of Series A convertible preferred stock were outstanding as of April 15, 2001), but reserves the right to do so in the future. Further, our Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. The staggered Board of Directors and certain other provisions of our Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of BEI, which could adversely affect the market price of our common stock.


Our stockholders will suffer dilution upon the conversion of our outstanding preferred stock.


      The 1,114,485 shares of Series A convertible preferred stock issued on February 14, 2001 are convertible at any time into an aggregate of 2,228,970 shares of our common stock at an initial conversion price of $1.875 per share. The initial conversion price will be adjusted for stock splits, combinations, certain dividends and distributions and other similar events and could also be adjusted on a weighted average basis in the event we issue additional securities at a per share price below $1.875. Accordingly, if all of the shares of Series A convertible preferred stock are converted into common stock, there will be dilution of at least 2,228,970 shares of common stock, or approximately 29% of the 7,704,774 million shares of common stock outstanding on April 15, 2001.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

                                 Dividend Policy

      Since September 1997, we have not declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      o     Annual report on Form 10-K for the year ended September 30, 2000;

      o     Report on Form 10-Q for the quarter ended December 30, 2000;

      o The description of our Series A convertible preferred stock contained in our current report on Form 8-K, filed February 20, 2001;

      o The proxy statement for a Special Meeting of Stockholders to be held on June 7, 2001, filed on April 27, 2001;

      o The proxy statement for our Annual Meeting of Stockholders held on February 27, 2001;

      o The description of the common stock contained in our registration statement on Form 8-A; and


      o     Current report on Form 8-K, filed on April 24, 2001.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                            BEI Medical Systems, Inc.
                            100 Hollister Road
                            Teterboro, NJ 07608
                            Attention: Chief Financial Officer
                            (201) 727-4900

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDERS

      In connection with a private placement of shares of Series A convertible preferred stock that closed on February 14, 2001, we issued to the selling stockholders 1,114,485 shares of our Series A convertible preferred stock that are convertible at any time into an aggregate of 2,228,970 shares of our common stock, and we agreed to register all of the shares of common stock issuable upon conversion of the Series A convertible preferred stock. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of (i) the date the shares of common stock offered under this prospectus have been sold to the public and (ii) the date on which all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

      The following table provides certain information with respect to shares of common stock held and to be offered by each of the selling stockholders. The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except for our director, Jordan Davis, who is a principal of the general partner of Radius Venture Partners I, L.P., no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                                                                                                              SHARES BENEFICIALLY
                                                       SHARES BENEFICIALLY                                        OWNED AFTER
                                                      OWNED BEFORE OFFERING                                       OFFERING (4)
                                                   ------------------------------       -----------        -------------------------
                                                                                        Number of
                                                                                       Shares Being
Selling Stockholder                                Number (1)         Percent (2)       Offered (3)        Number        Percent (2)
-------------------                                ----------         -----------       -----------        ------        -----------
Radius Venture Partners I, L.P.............         533,334               6.5%            533,334             0               *
MedCapital, LLC............................         266,666               3.3%            266,666             0               *
First Chicago Equity Corporation...........         504,134               6.1%            504,134             0               *
Cross Creek Partners XI, LLC...............          2,534                *                2,534              0               *
Garrett Capital Advisors, LLC..............         26,668                *               26,668              0               *
Robert P. Khederian........................         161,322               2.1%            156,322           5,000             *
Robert P. Khederian C/F Robert P.
  Khederian, Jr. UTMA/MA...................         156,322               2.0%            156,322             0               *
Robert P. Khederian C/F Allison L.
  Khederian UTMA/MA........................         156,322               2.0%            156,322             0               *
Delta Opportunity Fund, Ltd................         160,000               2.0%            160,000             0               *
Delta Opportunity Fund (Institutional),
  LLC .....................................         106,668               1.4%            106,668             0               *
Overbrook Fund I, LLC......................         133,334               1.7%            133,334             0               *
Oscar S. Schafer...........................         26,666                *               26,666              0               *

----------

      *     Less than one percent (1%)

            (1) The shares of common stock beneficially owned before the offering equals the sum of (a) any shares beneficially owned unrelated to Series A convertible preferred stock and (b) the shares of common stock beneficially owned by the selling stockholder upon conversion of the Series A convertible preferred stock, based on a conversion rate of two shares of common stock for each share of Series A convertible preferred stock. In calculating the percentage for each selling stockholder, the shares represented by item (b) above are included in the denominator of the shares outstanding for that selling stockholder but are not included in the denominator for any other person.

            (2) Percentages are based on 7,704,774 shares of our common stock outstanding as of April 15, 2001.

            (3) Represents the maximum number of shares of our common stock that each of selling stockholder may offer pursuant to this registration statement.

            (4)   Assumes the sale of all shares offered hereby.

----------

      Each selling stockholder identified in this prospectus has agreed to notify us of any information that is required to be disclosed in this prospectus so that the information contained in this prospectus is not materially misleading and does not omit to state any material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances in which the statements were made.

                              PLAN OF DISTRIBUTION

      The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon receiving notice from a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The selling stockholders may offer their shares of common stock:


      o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

      o     in the over-the-counter market;

      o     in private transactions;

      o     through options;

      o     by pledge to secure debts and other obligations; or

      o     a combination of any of the above transactions.

      The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

      The selling stockholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may elect to not sell the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus. To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

      Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

      We will bear all expenses of the offering of the common stock, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes.

      This prospectus will be supplemented or amended to satisfy requirements under the Securities Act or other applicable laws.

                                  LEGAL MATTERS

      For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of ________, 2001. You should not assume that this prospectus is accurate as of any other date.

                                     SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                            BEI Medical Systems, Inc.
                                 ________, 2001

TABLE OF CONTENTS                                                           PAGE

Prospectus Summary .....................................................       2
Risk Factors ...........................................................       3
Use of Proceeds ........................................................      10
Dividend Policy ........................................................      10
Where You Can Find More Information ....................................      10
Selling Stockholders ...................................................      11
Plan of Distribution ...................................................      13
Legal Matters ..........................................................      13
Experts ................................................................      14

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses, all of which will be paid by us, in connection with the distribution of our common stock being registered. All amounts are estimated, except the SEC registration fee:

          SEC registration fee....................................$1,533
          Accounting fees........................................ $4,000
          Legal fees and expenses................................$25,000
          Printing and engraving..................................$2,500
          Miscellaneous...........................................$3,467
                   Total.........................................$36,500

      We will pay all fees and expenses associated with filing this registration statement.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions),
(iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.

      We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

      The selling stockholders have entered into an agreement with us whereby each selling stockholder will severally (but not jointly and pro rata with the other selling stockholders) indemnify and hold harmless our officers and directors against any losses, claims, damages, liabilities or actions (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in this registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the context in which made, not misleading; provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such selling stockholder expressly for use in the registration by such selling stockholder, and provided, however, that such selling stockholder shall not be liable for any reimbursement or indemnification thereunder in excess of the gross proceeds (less underwriting discounts and commissions) received by such selling stockholder in the offering. Each selling stockholder will reimburse each officer or director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number           Description of Document
------           -----------------------

3.1(a)           Restated Certificate of Incorporation.*
3.1(b)           Certificate of Designation of Series A Junior Participating
                 Preferred Stock.**
3.1(c)           Certificate of Designations, Preferences and Rights of Series A
                 Convertible Preferred Stock.***
3.2              Amended Bylaws of the Company dated February 12, 2001.****
4.1              Registration Rights Agreement dated February 14, 2001.****
5.1              Opinion of Cooley Godward LLP.****
23.1             Consent of Ernst & Young LLP.
23.2             Consent of Cooley Godward LLP (reference is made to
                 Exhibit 5.1).****
24.1             Power of Attorney. Reference is made to the signature page.****
--------------------------------------------------------------------------------

* Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-29032) and incorporated herein by reference.

** Previously filed as an Exhibit to the Company's Current Report on Form 8-K filed on June 30, 1997 and incorporated herein by reference.

*** Previously filed as an Exhibit to the Company's Current Report on Form 8-K filed on February 20, 2001 and incorporated herein by reference.

****  Previously filed.

ITEM 17. UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 14 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      We further undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3/A and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teterboro, State of New Jersey, on the 26th day of April, 2001.

                                     BEI MEDICAL SYSTEMS COMPANY, INC.

                                     By: /s/ Thomas W. Fry
                                         -------------------------------
                                     THOMAS W. FRY
                                     Vice President of Finance and
                                     Administration, Secretary and
                                     Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                     TITLE                                     DATE
---------                                     -----                                     ----

/s/Charles Crocker                            Chairman of the Board of                  April 26, 2001
---------------------------------------       Directors
(Charles Crocker)

                                              Vice President of Finance and
/s/Thomas W. Fry                              Administration, Secretary and             April 26, 2001
---------------------------------------
(Thomas W. Fry)                               Treasurer (Principal Financial and
                                              Accounting Officer)

*/s/Ralph M. Richart                          Director                                  April 26, 2001
---------------------------------------
(Ralph M. Richart)

                                              President and Chief Executive Officer &   April 26, 2001
*/s/Richard W. Turner                         Director
---------------------------------------
(Richard W. Turner)

*/s/Lawrence A. Wan                           Director                                  April 26, 2001
---------------------------------------
(Lawrence A. Wan)

*/s/Gary D. Wrench                            Director                                  April 26, 2001
---------------------------------------
(Gary D. Wrench)


*/s/Jordan Davis                              Director                                  April 26, 2001
---------------------------------------
(Jordan Davis)



*By:  /s/Thomas W. Fry
---------------------------------------
 Thomas W. Fry  Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION OF DOCUMENT
------          -----------------------

 3.1(a)          Restated Certificate of Incorporation.*
 3.1(b)          Certificate of Designation of Series A Junior Participating Preferred Stock.**
 3.1(c)          Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.***
 3.2             Amended Bylaws of the Company dated February 12, 2001.****
 4.1             Registration Rights Agreement dated February 14, 2001.****
 5.1             Opinion of Cooley Godward LLP.****
23.1             Consent of Ernst & Young LLP.
23.2             Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).****
24.1             Power of Attorney. Reference is made to the signature page.****




* Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-29032).

** Previously filed as an Exhibit to the Company's Current Report on Form 8-K filed on June 30, 1997.

*** Previously filed as an Exhibit to the Company's Current Report on Form 8-K filed on February 20, 2001.

**** Previously filed.